Exhibit 99.1

For Immediate Release

Contacts: Thomas F. Hoffman at (412) 831-4060

    or

    Charles E. Mazur, Jr. at (412) 831-4340

CONSOL Energy Reports Earnings for First Quarter 2007

PITTSBURGH (April 26, 2007) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $113.3 million, or $0.61 per diluted share, for its first quarter ended March 31, 2007, compared with $134.8 million, or $0.72 per diluted share for the same period a year earlier, which included approximately $13 million, or $0.07 per diluted share, related to business interruption insurance proceeds from the skip hoist problem at the Buchanan Mine.

Net cash from operating activities was $183.4 million for the quarter just ended, compared with $152.5 million for the March 2006 quarter, an increase of more than 20 percent.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended March 31, 2007	Quarter Ended March 31, 2006
Total Revenue and Other Income	$915.2	$985.9
Net Income	$113.3	$134.8	*
Earnings Per Share – diluted	$0.61	$0.72	*
Net Cash from Operating Activities	$183.4	$152.5
EBITDA	$234.6	$273.6	*
EBIT	$157.8	$201.7	*
Capital Expenditures	$146.2	$169.9
Other Investing Cash Flows**	$2.1	$(34.4)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates. For the quarter ended March 31, 2006, capital expenditures include $24.8 for the acquisition of Mon River Towing and J.A.R. Barge Lines. * Restated per guidance FSP AUG AIR-1 issued September 2006 by the Financial Accounting Standards Board (Prior year net income for the quarter ended 3/31/06 has been adjusted in accordance with FSP AUG AIR-1. The adjustment resulted in a $10.3 million additional net income, or $0.06 per diluted share. The adjustment relates to accounting for major maintenance expenditures and although it impacts prior year quarterly results, earnings for the annual period 2006 will remain unchanged.) **Other investing cash flows represent net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to Mineral Leases; Investment in Equity Affiliates; and Proceeds from Sales of Assets.

“We produced solid financial results in the face of a soft market for energy,” said J. Brett Harvey, president and chief executive officer, “our mines ran well, coal unit costs period-to-period were lower, and coal margins continued to expand. The performance in our coal segment offset the somewhat lower results reported by our CNX Gas subsidiary because of lower natural gas prices.”

Harvey said that the company built coal inventory during the quarter, but the increase primarily reflected the timing of shipments rather than a reduction in demand. “We expect inventory levels to be at or below year-end 2006 levels by the end of this year.

“In general, our core Northern Appalachian sales have held up rather well,” Harvey said. He noted that the high-Btu content of the company’s Northern Appalachian coal, its access to transportation and its proximity to power plants that have installed or will install scrubbers have allowed the company to compete effectively with coal from other basins. Harvey said the company estimates that there are more than 30 gigawatts of scrubbed capacity scheduled to come online east of the Mississippi River over the next two years. This equates to approximately 80 million tons of sales opportunities for high-sulfur, high-Btu coal in the company’s primary and secondary markets.

“In addition,” he added, “we have taken a disciplined approach to production and pricing that has allowed us to meet our key goal of expanding unit margins on our coal.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income decreased 7.2 percent, due to lower realized pricing from produced gas received in the 2007 quarter, and insurance proceeds received in the first quarter of 2006, offset, in part, by higher realized prices for coal, higher gas volumes sold, and increased transportation services revenue. During the year ago quarter, the company received $21 million of business interruption insurance proceeds related to the skip hoist problem at the Buchanan Mine in September 2005, which were included in other revenue.

Net cash from operating activities was $183.4 million for the quarter just ended, compared with $152.5 million for the March 2006 quarter, an increase of approximately 20.3 percent. The improvement in net cash from operating activities reflects changes in net working capital.

Total costs decreased 3.2 percent, due to lower cost of goods sold and other operating charges as well as reduced volumes of purchased gas costs.

Cost of goods sold (including Purchased Gas Costs and Gas Royalty Interest Costs) decreased 7.0 percent, primarily reflecting a settlement with the Combined Fund, lower purchased gas costs, and lower contract mining fees, offset, in part, by higher health and retirement benefits, and higher subsidence repair and mitigation costs.

Depreciation, depletion and amortization increased 6.9 percent, primarily reflecting various coal assets and other projects placed in service after the 2006 period.

Interest expense increased $1.4 million, or 24.1 percent, mainly due to the capital lease entered into by CNX Gas for the Jewell Ridge lateral pipeline.

Taxes other than income decreased 5.2 percent, primarily due to lower severance and other taxes attributable to lower sales volumes for the coal segment, particularly from Central Appalachia, and lower pricing for the gas segment.

As of March 31, 2007, CONSOL Energy had no short-term debt and had $696 million in total liquidity, which is comprised of $97 million of cash, an available accounts receivable securitization facility of $125 million and $474 million available to be borrowed under its $750 million bank facility. As of March 31, 2007, CNX Gas Corporation had no short-term debt and had $304 million in total liquidity, which is comprised of $121 million of cash and $183 million available to be borrowed under its $200 million bank facility.

Coal Operations

	Quarter Ended March 31, 2007		Quarter Ended March 31, 2006
Total Coal Sales (millions of tons)	17.1		18.2
Sales – Company Produced (millions of tons)	17.0		17.8
Coal Production (millions of tons)	17.8	*	18.2
Average Realized Price Per Ton – Company Produced	$39.84		$39.80
Operating Costs Per Ton	$22.61		$23.35	**
Non-Operating Charges Per Ton	$4.42		$4.23
DD&A Per Ton	$3.02		$2.82
Total Cost Per Ton – Company Produced	$30.05		$30.41	**
Operating Margins Per Ton	$17.23		$16.45	**
Financial Margins Per Ton	$9.79		$9.39	**

Sales and production includes CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced. *Includes 1.5 million tons of metallurgical grade coal. ** Adjusted to reflect guidance FSP AUG AIR-1 issued September 2006 by the Financial Accounting Standards Board. Totals may not add due to rounding.

Coal segment operating and financial margins improved for the quarter-to-quarter comparison, driven by lower operating costs per ton, and, to a lesser extent, higher realized pricing per ton.

Sales of company-produced coal decreased 0.8 million tons, period-to-period.

Average realized prices were essentially flat for the period-to-period comparison, reflecting the company’s idling of operations in Central Appalachia that historically had higher realized pricing. In the period-to-period comparison, production in Central Appalachia was 558 thousand tons lower, including a reduction of 259 thousand tons from the VP 8 metallurgical mine in Virginia which was placed on long-term idle in April of 2006, and 201 thousand tons from the Miller Creek contract mine in southern West Virginia. The impact on pricing from the idling of higher priced Central

Appalachian production was offset partially by the idling in April 2006, of the Shoemaker Mine, which had pricing lower than the company average realized pricing per ton.

Total costs for company-produced coal decreased $0.36 per ton, primarily due to the Combined Fund settlement and lower contract mining costs.

Operating margins (average realized price per ton less operating costs per ton) were $17.23 per ton, an improvement of 4.7 percent period-to-period, while financial margins (average realized price less total costs) were $9.79 per ton, an increase of 4.3 percent period-to-period. The operating margin expansion was driven primarily by the Combined Fund settlement, and by lower contract mining fees.

In March 2007, CONSOL Energy entered into a settlement agreement with the Combined Fund that resolved all previous issues related to the calculation of payments. CONSOL received an initial reimbursement from the Combined Fund of $16.7 million and has received a remaining reimbursement of $16.4 million in April. The entire amount of $33.1 million was recorded in the quarter just ended, and approximately $28.1 million of the settlement was applied against coal production costs for that quarter.

“Our emphasis on production discipline in our coal business has positively impacted our operating costs per ton and we believe is one of the main reasons for the resiliency in pricing for high-Btu, Northern Appalachia thermal coal,” Harvey said. “Labor costs were stable, period-to-period, and supply costs were in line with our expectations. In addition, we have continued to exercise pricing discipline in the contracts negotiated during the quarter to ensure that our commitments to sell coal in the future are at prices that represent the long-term value of our coal.”

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $33.0 million for the quarter ended March 31, 2007, compared with $45.9 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on April 25, 2007. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Shares Repurchased

The company repurchased 730,000 shares during the first quarter ending March 31, 2007 at an average price of $35.05. The company has repurchased 4,244,800 shares at an average price of $33.44 under a $300 million authorization from the Board of Directors for the period January 1, 2006 through December 31, 2007. Shares are repurchased at the company’s discretion on the open market.

Developments During the Quarter

In February, CONSOL Energy announced that it had formed an alliance with Headwaters Incorporated to explore the development of coal-based liquid fuels refineries utilizing CONSOL Energy’s eastern and western coal reserves. Under the agreement, CONSOL Energy and Headwaters will work together to perform preliminary engineering, environmental and marketing activities related to potential development of several CONSOL Energy sites. These activities would support the construction of one or more coal-based facilities to produce ultra clean liquid transportation fuels such as diesel, gasoline, liquefied petroleum gas, and jet fuel. The facilities will be carbon dioxide capture-ready and also may produce certain petrochemical feed stocks.

Subsequent Events

In April, affiliates of CONSOL Energy Inc (NYSE:CNX) and The Pittsburg and Midway Coal Mining Co. (P&M), entered into a joint venture agreement to develop the proposed Youngs Creek Mine north of Sheridan, Wyoming. CONSOL of Wyoming LLC., and Chevron NPRB, LLC., formed a new company, Youngs Creek Mining Company, LLC., to develop and operate the mine. Youngs Creek Mining Company received coal reserves and land totaling approximately 315 million tons of sub-bituminous Powder River Basin coal with an estimated heat content of 9,350 Btu/lb and an average sulfur content of 0.47%. Based on initial feasibility studies, the mine has the potential to reach 15 million tons per year when at full production. Engineering, environmental and permitting work are in progress, and the companies anticipate that permits for the mine will be submitted in late 2008. However, both companies stress that actual mine construction will not start until the joint venture has sufficient coal sales under contract to justify the planned investment.

Outlook

In the tables below, the company provides certain financial and production guidance measures. CONSOL Energy updates its production guidance on a quarterly basis, if needed. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is reiterating its previous production forecasts for the years 2008, 2009 and 2010.

GUIDANCE

	2007 Estimate	2008 Estimate	2009 Estimate	2010 Estimate
COAL
Tons Produced (millions of tons)	65.3 – 69.3	68 –72	69 –73	70 –74
Tons Committed (millions of tons at Apr. 11, 2007)	67.1	48.8	36.9	32.8
Tons Committed and Priced (millions of tons at Apr. 11, 2007)	67.1	44.7	25.0	14.2
Avg. Realized Price/Ton Committed & Priced	$40.78	$40.82	$42.51	$44.52

2007 Quarterly Production Guidance

	1Q Actual	2Q Estimate	3Q Estimate	4Q Estimate
Coal (millions of tons)	17.8	15.6 – 17.6	15.1 – 17.1	15.7 – 17.7

Energy Market Overview

After a relatively mild start to January, colder-than-normal weather across the U.S. caused a spike in consumption of electricity for most of the first quarter of 2007. Through mid-April, electricity demand grew 4.6 percent year-over-year. Coal inventory levels at power plants in the U.S., while above the five year average according to most estimates, have been reduced in most areas of the United States during the last quarter as the result of higher electricity demand. Industry analysts report that inventories of Northern Appalachian steam coal at power generators are at normal levels at the end of the first quarter. Nearly 90% of CONSOL’s annual steam coal production comes from its Northern Appalachian mines. Inventories of Central Appalachian coal are estimated to be higher than normal.

In addition, world coal demand continues to grow, particularly in rapidly developing countries such as China and India. China’s current domestic production of coal does not meet present demand levels, and the country is importing coal. As a result of strong coal demand in the Pacific Rim, coal supply flows have shifted, creating an increasing opportunity for eastern bituminous coals with a high Btu content to be shipped to Europe as other coal producing countries shift production toward the Pacific Rim. U.S. steam coal exports through the first two months of the 2007 quarter increased 15.5 percent compared with the same two months in 2006. CONSOL Energy expects to ship about four million tons of Northern Appalachian coal to Europe during 2007.

CONSOL Energy continues to forecast positive long-term supply/demand fundamentals for coal-fired power generation as the United States population continues to grow and the increased use of electricity dependent devices continues to expand. There are currently more than 10 gigawatts of new coal-fired power generations under construction in the U.S. representing 30 million tons of potential, incremental demand for high-Btu coal.

The United States Energy Information Administration estimates that U.S. coal production through April 14, 2007, is down 1.8 percent overall, down 6.8 percent east of the Mississippi River and up 2.2 percent west of the Mississippi River. Central Appalachian coal production is down more than 10 percent year-to-date and coal industry analysts estimate that Central Appalachian production will be curtailed between 20 – 30 million tons in 2007.

Production Actions

In response to weakness in Central Appalachian coal prices, the company reduced additional high cost Central Appalachian steam coal production. The reduction will total approximately 2.1 million tons for 2007 compared to previous guidance and will come entirely from Central Appalachian operations. Approximately 1.7 million of the 2.1 million tons consists of current production that has been idled. The remaining 0.4 million tons represent deferral of production originally scheduled to come online sometime in 2007. “These actions are consistent with our philosophy of either idling production or delaying production to reflect current coal market conditions in a region,” said Harvey.

Although the company does not provide financial guidance, the reduction in the company’s coal production guidance for 2007 is not expected to have an adverse affect on coal segment profitability. “We expect overall coal segment performance to be solid for the remainder of 2007,” he said. “We are essentially sold-out for the year and we anticipate no significant departures from our normal production plans for the rest of our active mines.

Harvey also noted that the Surface Mining Act Amendments of 2006 will have several impacts on CONSOL Energy, including: the reduction over time in the production tax paid to fund the reclamation of abandoned mining sites; and the assumption by the federal government by 2011 of responsibility for so-called “orphan miners” who receive retirement benefits from several multi-employer funds into which CONSOL Energy contributes.

Planning for the Next Wave of Opportunity

The company expects U.S. coal demand to continue to grow during 2007 and 2008. In addition, the company expects coal inventory levels at power plants in most regions to be at or below the five year average by year-end 2007, assuming normal weather patterns for the remainder of the year.

“Despite the current softness in certain market areas,” Harvey explained, “we are actively pursuing new projects that will position us to take advantage of the next round of opportunity in coal markets.” Harvey said that CONSOL Energy’s opportunities are driven by a combination of rising demand for coal; depleted, idled or shut-in production in some producing basins that constrains supply; and the rising amount of coal-fired power generation equipped with scrubbers.

“Opportunities in our coal business often come in waves rather than in steady, linear fashion,” he said. “The key is to have projects in advanced stages of planning and permitting so that when the next wave comes, we are in a position to catch it.”

As pricing improves, and depletions occur over time, Harvey said CONSOL Energy sees significant growth opportunities to develop or expand selected, high-quality reserve assets. “We have not changed our philosophy of investing in our assets and preparing for the long-term growth opportunities in this industry while still being margin-focused and mindful of the near-term supply demand picture. Our solid financial position gives us the flexibility in the current environment to position ourselves for the next wave of opportunities.”

Harvey cited the recently announced Youngs Creek project, a joint venture with Chevron, as an example. “Youngs Creek is a very exciting project for us,” he said. “Youngs Creek coal should have an advantage over other Wyoming Powder River Basin production in competing for supply agreements with new power plants that are considering fueling with western coal, because of the superior heat content and location of these reserves.” Harvey added that because the reserves are owned by the companies, the project will not be burdened with federal lease and royalty payments typically associated with mining in the PRB, which will improve the return on investment for the Youngs Creek Project.

“However, before committing to a new mine project like Youngs Creek, Harvey added, “we typically require that sales contracts be in place, generally, for 50 percent of the planned production.”

Harvey said that, in addition to the Youngs Creek Mining Company joint venture, the expansion of the Robinson Run Mine in West Virginia, the expansion of capacity at the Bailey Mine, the expansion of the Shoemaker Mine, and the Enlow Fork Mine expansion project currently being permitted puts the company in an excellent position to respond to growth in demand for coal-fired electricity power generation. “When the demand materializes, he concluded, “we can hit the accelerator and take off.”

# # #

CONSOL Energy Inc., a member of the Standard & Poor’s 500 equity index, has annual revenues of $3.7 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 3/31/07	Quarter Ended 3/31/06
Net Income	$113,262	$134,756

Add: Interest Expense	7,263	5,853
Less: Interest Income	(5,675)	(3,596)
Add: Income Taxes	42,934	64,727

Earnings Before Interest & Taxes (EBIT)	157,784	201,740

Add: Depreciation, Depletion & Amortization	76,789	71,816

Earnings Before Interest, Taxes and DD&A (EBITDA)	$234,573	$273,556

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

We are including the following cautionary statement in this document to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us. With the exception of historical matters various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	the disruption of rail, barge and other systems that deliver our coal;

•

a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•

the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	increases in the price of commodities used in our mining operations could impact our cost of production;

•	obtaining governmental permits and approvals for our operations;

•	the effects of government regulation;

•	the effects of stringent federal and state safety regulations;

•	the effects of mine closing, reclamation and certain other liabilities;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	we do not insure against all potential operating risks;

•	the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•

acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made;

•	the anti-takeover effects of our rights plan could prevent a change of control;

•	risks in exploring for and producing gas;

•	new gas development projects and exploration for gas in areas where we have little or no proven gas reserves;

•	the disruption of pipeline systems which deliver our gas;

•	the availability of field services, equipment and personnel for drilling and producing gas;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•	we need to use unproven technologies to extract coalbed methane on some of our properties;

•

location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	the coalbeds from which we produce methane gas frequently contain water that may hamper production; and

•	other factors discussed in our 2006 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CONSOL Energy undertakes no obligation to update these statements unless otherwise required by applicable law.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended March 31,
	2007	2006
Sales - Outside	$833,100	$869,017
Sales - Gas Royalty Interests	12,182	15,807
Sales - Purchased Gas	1,159	22,352
Freight - Outside	43,633	37,079
Other Income	25,111	41,633

Total Revenue and Other Income	915,185	985,888
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	519,249	534,932
Gas Royalty Interests’ Costs	10,638	13,384
Purchased Gas Costs	1,019	22,765
Freight Expense	43,633	37,079
Selling, General and Administrative Expense	26,009	20,080
Depreciation, Depletion and Amortization	76,789	71,816
Interest Expense	7,263	5,853
Taxes Other Than Income	68,278	72,000

Total Costs	752,878	777,909

Earnings Before Income Taxes and Minority Interest	162,307	207,979
Income Taxes	42,934	64,727

Earnings Before Minority Interest	119,373	143,252
Minority Interest	(6,111)	(8,496)

Net Income	$113,262	$134,756

Basic Earnings Per Share	$0.62	$0.73

Diluted Earnings Per Share	$0.61	$0.72

Weighted Average Number of Common Shares Outstanding:
Basic	182,371,296	184,269,386

Dilutive	184,815,136	186,673,274

Dividends Paid Per Share	$0.07	$0.07

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Operating Activities:
Net Income	$113,262	$134,756
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	76,789	71,816
Stock-based Compensation	11,539	2,671
Gain on the Sale of Assets	(3,515)	(914)
Change in Minority Interest	6,111	8,496
Amortization of Mineral Leases	1,454	1,322
Deferred Income Taxes	17,646	(1,438)
Equity in Earnings of Affiliates	(879)	(106)
Changes in Operating Assets:
Accounts and Notes Receivable	(35,669)	(33,621)
Inventories	(24,179)	(17,247)
Prepaid Expenses	7,184	(5,374)
Changes in Other Assets	13,442	4,647
Changes in Operating Liabilities:
Accounts Payable	(17,143)	(19,329)
Other Operating Liabilities	17,435	(5,783)
Changes in Other Liabilities	(930)	12,778
Other	820	(198)

Net Cash Provided by Operating Activities	183,367	152,476

Investing Activities:
Capital Expenditures	(146,153)	(145,102)
Acquisition of Mon River Towing and J.A.R. Barge Lines	—	(24,750)
Additions to Mineral Leases	(4,066)	(3,002)
Net Investment in Equity Affiliates	(1,802)	225
Proceeds from Sale of 18.5% Interest in Gas Segment	—	0
Proceeds from Sales of Assets	3,735	37,121

Net Cash Used in Investing Activities	(148,286)	(135,508)

Financing Activities:
Payments on Miscellaneous Borrowings	(4,485)	(151)
Tax Benefit from Stock-Based Compensation	911	31,220
Dividends Paid	(12,775)	(12,948)
Issuance of Treasury Stock	1,065	3,049
Purchases of Treasury Stock	(25,618)	(77,103)
Stock Options Exercised	—	1,362

Net Cash Used in Financing Activities	(40,902)	(54,571)

Net Decrease in Cash and Cash Equivalents	(5,821)	(37,603)
Cash and Cash Equivalents at Beginning of Period	223,883	340,640

Cash and Cash Equivalents at End of Period	$218,062	$303,037

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) March 31, 2007	December 31, 2006
ASSETS

Current Assets:
Cash and Cash Equivalents	$218,062	$223,883
Accounts and Notes Receivable:
Trade	326,707	303,175
Other Receivables	64,027	51,890
Inventories	173,486	149,307
Deferred Income Taxes	126,522	117,231
Recoverable Income Taxes	—	1,278
Prepaid Expenses	60,548	67,732

Total Current Assets	969,352	914,496

Property, Plant and Equipment:
Property, Plant and Equipment	7,954,427	7,849,936
Less - Accumulated Depreciation, Depletion and Amortization	3,849,458	3,809,649

Total Property, Plant and Equipment - Net	4,104,969	4,040,287

Other Assets:
Deferred Income Taxes	529,534	507,996
Investment in Affiliates	86,900	84,219
Other	102,892	116,334

Total Other Assets	719,326	708,549

TOTAL ASSETS	$5,793,647	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) March 31, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$200,020	$225,060
Current Portion of Long-Term Debt	59,941	59,518
Accrued Income Taxes	21,001	—
Other Accrued Liabilities	451,312	455,546

Total Current Liabilities	732,274	740,124

Long-Term Debt:
Long-Term Debt	391,872	391,983
Capital Lease Obligations	96,535	100,762

Total Long-Term Debt	488,407	492,745

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,253,625	2,252,115
Pneumoconiosis Benefits	187,321	184,424
Mine Closing	391,664	389,896
Workers’ Compensation	132,510	121,337
Deferred Revenue	8,821	13,106
Salary Retirement	112,190	113,944
Reclamation	26,875	26,461
Other	177,266	127,370

Total Deferred Credits and Other Liabilities	3,290,272	3,228,653

Minority Interest	140,438	135,659

Total Liabilities and Minority Interest	4,651,391	4,597,181

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 185,126,526 Issued and 182,020,104 Outstanding at March 31, 2007; 185,126,526 Issued and 182,654,629 Outstanding at December 31, 2006	1,851	1,851
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	933,567	921,881
Retained Earnings	695,699	600,541
Other Comprehensive Loss	(384,030)	(375,717)
Common Stock in Treasury, at Cost - 3,106,422 Shares at March 31, 2007 and 2,471,897 Shares at December 31, 2006	(104,831)	(82,405)

Total Stockholders’ Equity	1,142,256	1,066,151

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,793,647	$5,663,332

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre- hensive Income (Loss)	Treasury Stock	Total Stock- holders’ Equity
Balance - December 31, 2006	$1,851	$921,881	$600,541	$(375,717)	$(82,405)	$1,066,151

(Unaudited)

Net Income	—	—	113,262	—	—	113,262
Treasury Rate Lock (Net of $13 tax)	—	—	—	(20)	—	(20)
Amortization of prior service costs and actuarial gains (loss) (Net of $453 tax)	—	—	—	(909)	—	(909)
Pension Settlement Accounting (Net of $1,062 tax)	—	—	—	2,132	—	2,132
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	—	—	2,168	—	2,168
Gas Cash Flow Hedge (Net of ($8,027) tax)	—	—	—	(11,684)	—	(11,684)

Comprehensive Income (Loss)	—	—	113,262	(8,313)	—	104,949

Cumulative Effect of FASB Interpretation No. 48 Adoption	—	—	(3,202)	—	—	(3,202)
Issuance of Treasury Stock	—	—	(2,127)	—	3,192	1,065
Purchases of Treasury Stock	—	—	—	—	(25,618)	(25,618)
Tax Benefit from Stock-Based Compensation	—	911	—	—	—	911
Amortization of Stock-Based Compensation Awards	—	10,775	—	—	—	10,775
Dividends ($0.07 per share)	—	—	(12,775)	—	—	(12,775)

Balance - March 31, 2007	$1,851	$933,567	$695,699	$(384,030)	$(104,831)	$1,142,256

INCOME STATEMENT BY SEGMENT

In Millions

	Quarter Ended March 31, 2007
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$676	$5	$681	$100	$53	$834
Gas Royalty Interests	—	—	—	12	—	12
Freight Revenue	44	—	44	—	—	44
Other Income	—	3	3	6	16	25

Total Revenue and Other Income	720	8	728	118	69	915

Cost of Goods Sold	385	31	416	32	72	520
Gas Royalty Interests’ Costs	—	—	—	11	—	11
Freight Expense	44	—	44	—	—	44
Selling, General & Admin.	15	1	16	7	3	26
DD&A	57	3	60	12	5	77
Interest Expense	—	—	—	—	7	7
Taxes Other Than Income	40	20	60	4	4	68

Total Cost	541	55	596	66	91	753

Earnings Before Income Taxes	$179	$(47)	$132	$52	$(22)	162
Income Tax Expense						(43)

Earnings Before Minority Interest						119

Minority Interest						(6)

Net Income						$113

CONSOL ENERGY INC.

PRODUCTION

	Q1 2007 ACTUAL	Q1 2006 ACTUAL
Northern Appalachia	14,487	14,222

Central Appalachia	3,092	3,650

Other Areas	254	350

TOTAL PRODUCTION*	17,834	18,222

*	May not add due to rounding.

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Mar. 31,
	2007	2006
AS REPORTED FINANCIALS:

Revenue ($ MM)	$915.185	$985.888
EBIT ($MM) *	$157.784	$201.740
EBITDA ($ MM) *	$234.573	$273.556
Net Income / (Loss) ($ MM)	$113.262	$134.756
EPS(diluted)	$0.61	$0.72
Average shares outstanding - Dilutive	184,815,136	186,673,274

CAPEX ($ MM) (including acquisitions)	$146.153	$169.852

COAL OPERATIONAL:
# Complexes Producing (end of period)	14	17
Sales (MM tons)-Produced only	17.032	17.755
Average sales price ** ($/ton)	$39.84	$39.80
Production income ($/ton)	$9.79	$9.39
Production (MM tons)-Produced only	17.834	18.222
Produced Tons Ending inventory (MM tons)***	2.210	2.092

*	Year to date total may not add due to rounding
**	note: average sales price of tons produced
***	note: includes equity companies